Exhibit 99.1

UTSTARCOM COMMENCES NOTEHOLDER CONSENT SOLICITATION

ALAMEDA, CA, July 19, 2007—UTStarcom, Inc. (NASDAQ: UTSI) today announced that it is soliciting consents from the holders of its convertible subordinated notes due 2008 (CUSIP Nos. 918076AA8 and 918076AB6) (the “Notes”) to the proposed amendments and waiver pursuant to the indenture under which the Notes were issued (the “Indenture”).  The waiver would provide that any default or event of default that may have arisen under the Indenture prior to and including the date the proposed waiver and the proposed amendments become effective (the “Effective Date”) as a result of UTStarcom’s failure to timely file with the Securities and Exchange Commission (the “SEC”), and furnish to the trustee copies of, certain reports and other information required to be filed by UTStarcom under the Securities Exchange Act of 1934, as amended, and to provide the trustee with certificates of its compliance with these filing and delivery requirements (together, the “Reporting Covenants”) be waived.  The proposed amendments would provide that any failure by UTStarcom to comply with the Reporting Covenants from and including the Effective Date to and including the maturity date of the Notes would not cause a default or event of default under the Indenture.  The proposed amendments would also provide that, in addition to regularly scheduled payments of interest, the Notes would accrue Special Interest at a rate of 9.25% per annum (representing an increase of 2.5% to the current rate of 6.75% per annum) from the Effective Date to the maturity date of the Notes.  Holders of the Notes are referred to UTStarcom’s Consent Solicitation Statement dated July 19, 2007 and the accompanying Letter of Consent, which are being mailed to the holders, for the detailed terms and conditions of the consent solicitation.

As previously disclosed, UTStarcom has not yet filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (together, the “Delayed Filings”).  The trustee under the Indenture has delivered to UTStarcom a purported notice of default, asserting that the failure by UTStarcom to timely file the Delayed Filings with the SEC, to provide the trustee with copies thereof, and to file with the trustee a certificate of compliance has caused a default under the Indenture, and that if UTStarcom does not file the Delayed Filings and deliver the certificate of compliance prior to July 30, 2007, an event of default will occur.  UTStarcom does not believe it is currently in default under the Indenture.  However, to avoid the expense and uncertainty of litigation, UTStarcom has determined to solicit consents to the proposed amendments and waiver pursuant to the Indenture.

The record date for determining the holders who are entitled to consent is July 18, 2007.  The consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, July 26, 2007, unless extended or earlier terminated (the “Consent Date”).  The proposed amendments and waiver require for effectiveness (i) receipt of valid consents prior to the Consent Date from the holders of a majority in aggregate principal amount of the Notes outstanding and not owned by UTStarcom or an affiliate of UTStarcom to the proposed amendments and waiver, which have not been properly revoked and have been accepted by UTStarcom, (ii) receipt by the trustee of an officers’ certificate of UTStarcom that the conditions in (i) above have been satisfied, and (iii) due execution and delivery of a second supplemental indenture, implementing the proposed amendments.  The Effective Date could occur prior to the Consent Date.

UTStarcom has retained Global Bondholder Services Corporation to serve as Information Agent and Tabulation Agent for the consent solicitation.  Requests for documents should be directed to Global Bondholder Services at (866) 937-2200 or (212) 430-3774.  UTStarcom has also retained Citi as solicitation agent for the consent solicitation.  Questions concerning the terms of the consent solicitation should be directed to Citi at (800) 558-3745 or (212) 723-6106.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.  The solicitation is being made solely pursuant to UTStarcom’s Consent Solicitation Statement dated July 19, 2007 and the accompanying Letter of Consent.  Notwithstanding UTStarcom’s intention to seek waivers, no assurance can be given that an event of default under the Indenture will not occur in the future.

About UTStarcom, Inc.

UTStarcom designs, manufactures and sells telecommunications infrastructure, handsets and customer premise equipment and provides services associated with their installation, operation, and maintenance.  Its products are sold primarily to telecommunications service providers or operators.  UTStarcom sells an extensive range of products that are designed to enable voice, data and video services for its operator customers and consumers around the world.  While historically the vast majority of its sales have been to service providers in China, it has expanded its focus to build a global presence and currently sells its products in several other established and emerging growth markets, which include North America, Japan, India, Central and Latin America, Europe, the Middle East, Africa and Southeast and North Asia.

For more information about UTStarcom, visit UTStarcom’s website at www.utstar.com.

Forward-Looking Statements

This press release includes statements that disclose UTStarcom’s or management’s intentions, expectations or predictions of the future, including statements about claims of default with respect to UTStarcom’s notes and potential consequences, and these statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. UTStarcom cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. Potential risks and uncertainties include, among other things: (1) the results and timing of completion of internal reviews undertaken by UTStarcom; (2) any potential restatement and filing of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting; (3) the review and filing by UTStarcom of the Delayed Filings; (4) the possibility that an event of default under the Indenture could occur and that the trustee under the Indenture or the holders of 25% of the outstanding aggregate principal amount of the Notes could declare a default or accelerate the maturity of the Notes; (5) the possibility that the NASDAQ Listing and Hearings Review Counsel may not grant UTStarcom’s requests for additional time to comply with its filing obligations under Nasdaq Marketplace Rule 4310(c)(14), in which case UTStarcom’s common stock would be delisted from The NASDAQ Stock Market; (6) any adverse results of lawsuits or governmental inquiries; and (7) additional risks and uncertainties and important factors described in UTStarcom’s filings with the SEC, including its most recent annual report on Form 10-K, its quarterly report on Form 10-Q and its current report on Form 8-K filed July 19, 2007.  As previously disclosed, UTStarcom currently estimates that, as a result of the review by UTStarcom’s special committee of UTStarcom’s past stock-based compensation practices and the related potential accounting impact, a restatement of prior financial statements will be required resulting in additional non-cash compensation and related charges of approximately $35 million. Although UTStarcom believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, no assurance can be given that its expectations will be attained or that results will not materially differ. UTStarcom undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations
UTStarcom, Inc.
(510) 749-1560
chesha.kamieniecki@utstar.com

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